                                                                 EXHIBIT 10.38

                               FVC.COM, INC.

                           EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of December 14, 1998, is made by and between FVC.COM, INC. (the "COMPANY"), and RICHARD M. BEYER ("EXECUTIVE").

     1.   DUTIES AND SCOPE OF EMPLOYMENT.

          (a) POSITION. The Company shall employ Executive as the Chief Executive Officer of the Company reporting to the Board of Directors of the Company (the "Board") and shall appoint Executive as a member of the Board. The Board agrees to nominate Executive for re-election to the Board so long as Executive is the Company's Chief Executive Officer. As Chief Executive Officer of the Company, Executive shall have the duties and responsibilities customarily associated with such position, including senior management powers and responsibilities for the Company's business and affairs.

          (b) OBLIGATIONS. Executive shall devote his full business efforts and time to the Company. Executive agrees not to engage actively in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate boards of directors or committees thereof, including those upon which Executive currently serves, without the approval of the Board, so long as such activities do not interfere with his duties and obligations under this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in scope or nature thereto) shall not be deemed to interfere with the performance of Executive's responsibilities to the Company. Notwithstanding anything to the contrary set forth herein, nothing herein shall be deemed to restrict Executive's right to continue to manage his personal investments, provided that Executive may not own more than two percent (2%) of the outstanding securities of any other corporation or entity that is or may be competitive with the Company or with any corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company..

     2. TERM. Executive's employment with the Company pursuant to this Agreement shall commence on January 7, 1999 (the "Effective Date") and shall continue, subject to the terms and conditions herein set forth, until terminated by either or both parties.

     3. EMPLOYEE BENEFITS. During his employment hereunder, Executive shall be eligible to participate in: (i) all employee pension and retirement benefit plans currently and hereafter maintained by the Company, including, without limitation, incentive, profit-sharing, savings, deferred compensation and retirement plans, practices, policies and programs according to their terms; (ii) all employee health and welfare benefit plans currently and hereinafter maintained by the Company, including, without limitation, life, group health and disability insurance, plans, policies and programs according to their terms; and (iii) such other employee benefits as are set forth in this Agreement.

     4.   COMPENSATION.

          (a) BASE SALARY. The Company shall pay Executive as compensation for his services a base salary at the annualized rate of three hundred thousand dollars ($300,000) (the "Base Salary"). The Base Salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual required withholding, and shall be reviewed annually for possible adjustment in light of Executive's performance of his duties and the Company's profitability and other relevant factors, as determined by the Board or the Compensation Committee of the Board (the "Compensation Committee"). Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification or amendment, by implication or otherwise, of this Agreement.

          (b) ANNUAL BONUS. For each of the Company's fiscal years, commencing with the Company's 1999 fiscal year and for each fiscal year thereafter as long as this Agreement is in effect, Executive shall be eligible for an annual bonus (the "Annual Bonus"), provided that certain personal and corporate performance targets to be set by the Compensation Committee are met or exceeded. Such performance targets shall be adopted by the Compensation Committee after discussion with Executive within ninety (90) days after the start of the Company's fiscal year, and a copy shall be
delivered in writing to Executive within fifteen (15) days thereafter.   The
Compensation Committee, in its sole discretion, shall determine whether such goals have been achieved. Executive's target bonus ("Target Bonus") for each year shall be no less than one-third of Executive's Base Salary for such year. The Annual Bonus shall be paid in accordance with normal company executive bonus payment practice and subject to the usual required withholding, and, subject to Sections 6 and 7 below, the payment of any portion of the Annual Bonus shall also be contingent on Executive still being employed by the Company as of the regular date of payment for such portion of the Annual Bonus.

          (c) STOCK OPTION. Upon commencement of employment, Executive shall be granted a compensatory stock option with a term of ten (10) years to purchase six hundred thousand (600,000) shares of the common stock of the Company (the "Option"), which shall be issued under the Company's 1997 Equity Incentive Plan. To the maximum extent possible the Option shall be an incentive stock option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The shares covered by the Option shall vest and become exercisable over a period of sixty (60) months: ten percent (10%) of the shares covered by the Option shall vest six (6) months after the date of grant of the Option and the remaining shares covered by the Option shall vest and become exercisable on a daily basis thereafter. The exercise price per share for the shares covered by the Option shall be the exercise price per share of the common stock of the Company determined as of the date of the grant. All other terms and conditions of the Option shall be the standard terms and conditions used in the standard form of stock option agreement used by the Company.

     5. EXPENSES. The Company shall pay or reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder in accordance with the Company's established policies.

     6.   SEVERANCE BENEFITS.

          (a) CERTAIN INVOLUNTARY TERMINATIONS OR TERMINATIONS WITH GOOD REASON. If Executive's employment with the Company terminates involuntarily other than for Cause (as defined below), death, or physical or mental disability which prevents Executive from satisfactorily performing the normal duties and responsibilities of his office in the good faith determination of the Board for a period of more than one hundred twenty (120) consecutive days ("Disability")), or if Executive terminates his employment with the Company voluntarily with Good Reason (as defined below), then, subject to the limitations and conditions of Section 8 below: (i) Executive shall be entitled to receive Base Salary continuation payments at the Base Salary rate in effect on the date of termination, paid on a monthly basis, for twelve
(12) months after the date of termination, in addition to any accrued but unpaid Base Salary, bonus payments, and/or accrued and unused vacation; (ii) each of Executive's outstanding stock options and restricted stock awards shall have their vesting and exercisability schedules accelerated by a period of one (1) year as of the date of termination; (iii) Executive shall be entitled to receive bonus continuation payments totaling the Target Bonus in effect on the date of termination, paid on a monthly basis, for twelve (12) months after the date of termination; and (iv) if at the time of termination Executive is covered by the Company's group health plan, the Company shall provide to Executive, subject to Executive and his eligible spouse and/or dependents electing continuation coverage under COBRA, one hundred percent (100%) Company-paid group health coverage at the same level of coverage as was provided to Executive immediately prior to the date of termination (the "Company-Paid Coverage"). If such coverage included Executive's spouse and/or dependents immediately prior to the date of termination, such spouse and/or dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (x) twelve (12) months from the date of termination, or (y) the date that Executive and his spouse and/or dependents become covered under another employer's group health plan that provides Executive and his spouse and/or dependents with comparable benefits and levels of coverage. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive hereunder.

     For purposes of this Agreement, "Cause" is defined as Executive's: (i) gross negligence or willful misconduct in connection with the performance of his duties hereunder which in the written determination of a majority of the Board has not been cured within thirty (30) days following receipt by Executive of written notice from the Board identifying such acts of gross negligence or willful misconduct; (ii) commission of a felony (other than a traffic-related offense) which in the written determination of a majority of the Board has caused material injury to the Company's business; (iii) dishonesty with respect to a significant matter relating to the Company's business and intended to result in personal enrichment of Executive or his family at the expense of the Company; or (iv) material breach of this Agreement or any agreement by and between Executive and the Company, which material breach has not been cured within thirty (30) days following receipt by Executive of written notice from the Board identifying such willful material breach.

     For purposes of this Agreement, "Good Reason" is defined as: (i) any material reduction of Executive's duties, authority or responsibilities relative to Executive's duties, authority, or responsibilities as in effect immediately prior to such reduction (including, without limitation, Executive ceasing to be Chief Executive Officer of the Company and/or ceasing to report to the

Board), except if agreed to in writing by Executive; (ii) a reduction by the Company in the Base Salary or Target Bonus opportunity of Executive as in effect immediately prior to such reduction; (iii) the relocation of Executive to a facility or a location more than thirty-five (35) miles from Executive's then present location, without Executive's written consent; (iv) any material breach of this Agreement by the Company, which material breach has not been cured within thirty (30) days following receipt by the Company's Chief Financial Officer of written notice from the Executive identifying such material breach; (v) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or (vi) if, after any Change in Control (as defined below), Executive is not, or does not become, Chief Executive Officer of the combined or acquiring entity, reporting to its Board of Directors; and

          (b)  CERTAIN TERMINATIONS ON DEATH OR DISABILITY.   If Executive's
employment with the Company terminates involuntarily for death or Disability on or prior to January 1, 2001, each of Executive's outstanding stock options and restricted stock awards shall have their vesting and exercisability schedules accelerated by one (1) year as of the date of termination.

     7. SEVERANCE BENEFITS IN THE EVENT OF A CHANGE OF CONTROL. Notwithstanding any provisions of the preceding Section 6 of this Agreement, if within eighteen (18) months following the date of a Change of Control (as defined below) of the Company, Executive's employment with the Company terminates involuntarily other than for Cause, death or Disability, or if within such eighteen (18) month period, Executive terminates his employment with the Company voluntarily with Good Reason, then, subject to the limitations and conditions of Section 8 below: (i) Executive shall be entitled to receive Base Salary continuation payments at the Base Salary rate in effect on the date of termination, paid on a monthly basis, for twelve
(12) months after the date of termination, in addition to any accrued but unpaid Base Salary, bonus payments, and/or accrued and unused vacation; (ii) each of Executive's outstanding stock options and restricted stock awards shall have their vesting and exercisability schedules accelerated by eighteen
(18) months as of the date of termination; (iii) Executive shall be entitled to receive bonus continuation payments totaling the Target Bonus in effect on the date of termination, paid on a monthly basis, for twelve (12) months after the date of termination; and (iv) if at the time of termination Executive is covered by the Company's group health plan, the Company shall provide to Executive, subject to Executive and his eligible spouse and/or dependents electing continuation coverage under COBRA, one hundred percent (100%) Company-paid group health coverage at the same level of coverage as was provided to Executive immediately prior to the date of termination (the "Company-Paid Coverage"). If such coverage included Executive's spouse and/or dependents immediately prior to the date of termination, such spouse and/or dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (x) twelve (12) months from the date of termination, or (y) the date that Executive and his spouse and/or dependents become covered under another employer's group health plan that provides Executive and his spouse and/or dependents with comparable benefits and levels of coverage. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive hereunder.

     If Executive receives benefits under this Section 7, Executive shall not receive any additional benefits under the preceding Section 6 of this Agreement.

     For purposes of this Agreement, "Change of Control" means: (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all of the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the common stock of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (vi) in the event that the individuals who, as of the date of the execution of this Agreement, are members of the Company's Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. (If the election, or nomination for election by the Company's stockholders, of any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.)

     In the event that the severance, acceleration of stock options and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G (as it may be amended or replaced) of the Code and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the "Excise Tax"), then Executive's benefits hereunder shall be either

          (a)  delivered in full, or

          (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this paragraph shall be made in writing in good faith by the outside accounting firm responsible for auditing the Company's financial records (the "Accountants"). In the event of a reduction in benefits hereunder, Executive shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.

     8. LIMITATIONS AND CONDITIONS ON BENEFITS. The benefits and payments provided under this Agreement shall be subject to the following terms and limitations:

          (a) WITHHOLDING TAXES. The Company shall withhold appropriate federal, state and local income and employment taxes from any payments hereunder.

          (b) PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT PRIOR TO RECEIPT OF EMPLOYMENT BENEFITS. Executive shall execute and deliver to the Company a form of the Company's proprietary information and inventions agreement, a copy of which is attached hereto as Exhibit A (the "Proprietary Information and Inventions Agreement"), prior to the Effective Date and prior to the receipt of any benefits under this Agreement. Additionally, Executive agrees that all documents, records, apparatus, equipment and other physical property which is furnished to or obtained by Executive in the course of his employment with the Company shall be and shall remain the sole property of the Company. Executive agrees not to make or retain copies, reproductions or summaries of any such property, except as otherwise necessary while acting in the normal course of business. In the event of any breach by Executive of the Proprietary Information and Inventions Agreement, all severance benefits payable under Sections 6 and 7 of this Agreement shall immediately terminate.

          (c) EMPLOYEE AGREEMENT AND RELEASE PRIOR TO RECEIPT OF SEVERANCE BENEFITS. If, pursuant to either Section 6 or Section 7 above, Executive's employment with the Company terminates involuntarily other than for Cause, death or Disability, or Executive terminates his employment with the Company voluntarily with Good Reason, then prior to, and as a condition of the receipt of any benefits under this Agreement on account of such termination, Executive shall, as of the date of such termination, execute an employee agreement and release in the form attached hereto as Exhibit B (the "Employee Agreement and Release"). Such Employee Agreement and Release shall specifically relate to all of Executive's rights and claims in existence at the time of such execution and shall confirm Executive's obligations under the Company's standard form of Proprietary Information and Inventions Agreement. Executive has twenty-one (21) days to consider whether to execute such Employee Agreement and Release and Executive may revoke such Employee Agreement and Release within seven (7) days after execution of such Employee Agreement and Release. In the event Executive does not execute such Employee Agreement and Release with the twenty-one (21) days specified above, or if Executive revokes such Employee Agreement and Release within the seven (7) day period specified above, no benefits shall be payable to Executive on account of a termination under Sections 6 or 7 of this Agreement.

     9. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of Executive upon Executive's death and (ii) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company or fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities.

     10. NOTICES. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) three (3) days after being mailed by certified mail, (iii) one (1) business day after being sent by Federal Express or a similar private next-business-day delivery company, or (iv) when sent by facsimile (fax), provided that a copy is sent by certified mail on the same day; in each case addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

          If to the Company:  FVC.COM, Inc.
                              3393 Octavius Drive, Suite 102
                              Santa Clara, CA 95054
                              Attn:  Chairman of the Board
                              Fax:  408/988-7077

          If to Executive:    Richard M. Beyer
                              13503 Fremont Road
                              Los Altos Hills, CA  94022
                              Home Fax:  (650) 949-5246

     11. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

     12. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company.

     13. NO ORAL MODIFICATION, CANCELLATION OR DISCHARGE. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

     14. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California.

     15. DISPUTE RESOLUTION. Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. ("JAMS") under the then existing JAMS arbitration rules. This arbitration shall be held in the San Francisco Bay area. Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The prevailing party in any such arbitration proceedings shall be entitled to reimbursement of all reasonable costs incurred in the course of such proceedings.

     16. EFFECTIVENESS. This Agreement is effective immediately after it has been signed by both parties.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below

                              FVC.COM, INC.

                              By:  /s/  Ralph K. Ungermann
                                 ----------------------------------
                                         Ralph K. Ungermann
                                         Chairman and Chief Executive Officer


                              RICHARD BEYER

                              /s/  Richard Beyer
                              -------------------------------------
                              Signature

                                  EXHIBIT A

                                FVC.COM, INC.

               FORM OF PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

     In consideration of my employment or continued employment by FVC.COM, INC. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

     1. RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company and an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and the Company and its assigns shall be the sole owner of all trade secret rights, patent rights, copyrights, mask work rights, trade secret rights and all other rights throughout the world (collectively, "Proprietary Rights") in connection therewith.

     The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, cell lines, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company.

     2. THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

     3.   ASSIGNMENT OF INVENTIONS.

          3.1 ASSIGNMENT. I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to or as directed by the Company by this paragraph 3 are hereinafter referred to as "Company Inventions." I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter "Section 2870"), which provides as follows:

          (1) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

               (A) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

               (B) Result from any work performed by the employee for the employer.

          (2) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

          3.2 GOVERNMENT. I also assign to or as directed by the Company all my right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

          3.3 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

     4. ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

     In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

     5. OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, after termination of my employment, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to an remain the sole property of the Company at all times.

     6. PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete disclosure of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement.
If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to disclose such Inventions on Exhibit A. Instead, I am to disclose in the applicable space on Exhibit A, only a cursory name for each such Invention, a listing of the party(s) to whom it belongs and the fact that full disclosure as to such Invention has not been made for that reason.

     7. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity other than for the Company. As further assurance that I will not improperly use or disclose any Proprietary Information of the Company, I agree that, for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company, I will not (i) solicit or induce any employee of the Company to leave the employ of the Company or (ii) solicit the business of any customer of the Company (other than, prior to termination of my employment, on behalf of the Company and, after termination of my employment, with respect to products or services of a type not supplied by the Company).

          If any restriction set forth in this Section is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

     8. NO IMPROPER USE OF MATERIALS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless previously and specifically consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by me while employed by the Company.

     9. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of mine relating to any time prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

     10. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, molecules, cells and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, whether kept at the Company, home or elsewhere.
I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel confirming the above and my obligations under this Agreement.

     11. LAW AND REMEDIES. I understand that the unauthorized taking of the Company's trade secrets (i) could result in civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for triple the amount of the Company's damages and attorneys' fees; and (ii) is a crime under California Penal Code Section 499(c), punishable by imprisonment for a time not exceeding one year, or by a fine not exceeding five thousand dollars ($5,000), or by both. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

     12. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

     13   GENERAL PROVISIONS.

          13.1 GOVERNING LAW. This Agreement will be governed by and construed according to the laws of the State of California without respect to its choice of law provisions.

          13.2 ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged therewith. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

          13.3 SEVERABILITY. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect.

          13.4 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

          13.5 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

          13.6 EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of my employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

          13.7 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

     This Agreement shall be effective as of the first day of my employment with the Company, namely: January 7, 1999.

     I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY'S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

                                       /s/  Richard M. Beyer
                                       -------------------------------------
                                       RICHARD M. BEYER

                                       Address:

                                       13503 Fremont Road
                                       Los Altos Hills, CA  94022




ACCEPTED AND AGREED TO:

FVC.COM, INC.



By:   /s/  Ralph K. Ungermann
      ------------------------------
     RALPH K. UNGERMANN,
     Chairman of the Board

Address:    FVC.COM, Inc.
            3393 Octavius Drive, Suite 102
            Santa Clara, CA 95054

                                  EXHIBIT A.2


FVC.COM, Inc.
3393 Octavius Drive, Suite 102
Santa Clara, CA 95054


Gentlemen:

     1. Except as noted in Section 2 below, the following is a complete disclosure of all inventions or improvements relevant to the subject matter of my employment by FVC.COM, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

          No inventions or improvements.

          See below:

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          Additional sheets attached.


     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(s):

     INVENTION OR IMPROVEMENT           PARTY(S)       RELATIONSHIP

1.   ------------------------------     -----------    ----------------------
2.   ------------------------------     -----------    ----------------------
3.   ------------------------------     -----------    ----------------------

          Additional sheets attached.

     3. I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

          No material.

          See below:

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------
          Additional sheets attached.


Effective as of January 7, 1999.



                                       Very truly yours,

                                       /s/  Richard M. Beyer
                                       ---------------------------------------
                                       Richard M. Beyer

                                  EXHIBIT B

                                FVC.COM, INC.

                         EMPLOYEE AGREEMENT AND RELEASE

     I UNDERSTAND AND AGREE COMPLETELY TO THE TERMS SET FORTH IN THE FOREGOING AGREEMENT.

     I hereby confirm my obligations under the Company's standard form of proprietary information agreement.

     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

     Except as otherwise set forth in this Agreement, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify you pursuant to the Company's Indemnification Agreement and to provide you with continued coverage under the Company's directors and officers liability insurance policy to the same extent that it has provided such coverage to previously departed officers and directors of the Company.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (B) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (D) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (E) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date ("Effective Date").

                                       By: /s/  Richard M. Beyer
                                           ----------------------------------
                                                   Richard M. Beyer

                                       Date:  December 14, 1998
                                            ---------------------------------


                                       2